                                                                    EXHIBIT 10.1

                                     FORM OF
                          EXECUTIVE SEVERANCE AGREEMENT


THIS AGREEMENT by and between VALEANT PHARMACEUTICALS INTERNATIONAL, a Delaware corporation and _____________________(the "Executive") is made as of _____________________, 2005 (the "Effective Date").


WHEREAS, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company's key personnel of the Company and its affiliates, including the development of standard severance agreements for certain senior executives;


NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ and for the Executive's various agreements as set forth in this Agreement, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive's employment with the Company is terminated under the circumstances described below.

1. Key Definitions. As used herein, the following terms shall have the following respective meanings:

          1.1. Cause means, for purposes of this Agreement: (A) Executive's act of fraud or embezzlement against the Company or an unauthorized disclosure of confidential information of the Company, in each case which is willful and results in material damage to the Company; (B) after written notice thereof and a reasonable opportunity to cure (if such misconduct is susceptible to cure by Executive), any material, willful and knowing violation by Executive of any of his fiduciary duties to the Company or of the Company's written corporate code of conduct as in effect on the date hereof, which has, or was intended to have, a material adverse impact on the Company; (C) Executive's self-dealing with respect to the Company's assets, properties or business opportunities which in any case is intended to result in the substantial personal enrichment of Executive (or another person or entity related to Executive) at the expense of the Company; (D) Executive's conviction (or a plea of nolo contendere to) a felony (other than traffic-related offenses or as a result of vicarious liability); (E) Executive's willful misconduct that results in material damage to the Company or its reputation and continues after written notice thereof and a reasonable opportunity to cure (if such misconduct is susceptible to cure by Executive); (F) Executive's violation of the restrictions set forth in Sections 9, 10 or 11 of this Agreement. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. The Company may suspend, with pay, the Executive upon Executive's indictment for the commission of a felony as described under clause (D) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered, or a finding occurs that Cause under this Agreement has occurred.

          1.2. Change in Control means, for purposes of this Agreement, any of the following events:

               1.2.a. the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities;

               1.2.b. the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

               1.2.b.i.       the closing of:

               1.2.b.ii.      a merger or consolidation involving the Company if
                              the stockholders of the Company, immediately before such merger or consolidation, do not as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent
                              (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation;
                              or

               1.2.b.iii.     a complete liquidation or dissolution of the
                              Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. In addition, no transaction involving solely the stock or the assets of an Affiliate shall constitute a Change in Control unless the transaction meets the definition of "Change in Control" vis-a-vis the Company.

          1.3. Change in Control Date means a date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, and (b) the Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, but in contemplation of such Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately prior to the date of such termination of employment.

          1.4. Company shall mean Valeant Pharmaceuticals International and, as appropriate in context, all affiliates and subsidiaries of the Company to the extent the Company in its sole discretion identifies the entity as an affiliate or subsidiary of the Company. Reference in this Agreement to materiality and material adverse impact shall be measured based on the action or inaction and the impact upon the Company taken as a whole. 1.5. Disability means Executive's inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for two or more periods of ninety
(90) consecutive days each in any three hundred and sixty (360) day period, as determined by a physician with no history of prior dealings with the Company or Executive, as reasonably agreed upon by the Company and Executive.

          1.6. Good Reason means the occurrence of any of the events or conditions described in Subsections a through f hereof which are not cured by the Company (if susceptible to cure by the Company) within 20 days after the Company has received written notice from Executive specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive:

               1.6.a. the assignment to Executive of duties inconsistent in any material respect with Executive's position (including status, offices, and reporting requirements), authority or responsibilities as previously existing; provided, however, that assignment to Executive of duties for an affiliate or subsidiary of the Company shall not be deemed to constitute Good Reason unless such duties are inconsistent in any material respect with Executive's position, authority or responsibilities as previously existing;

               1.6.b. a reduction in Executive's annual base salary or level of eligible (or target) participation in the Company Annual Incentive Plan (or such bonus plan as may be substituted from time to time);

               1.6.c. the Company's requiring Executive to be based at any place outside either (x) a 30-mile radius from his/her current principal work location, or (y) the Company's executive offices, except for reasonably required travel on the Company's business;

               1.6.d. the failure by the Company to (i) continue in effect any material compensation or benefit plan in which Executive was participating, including, but not limited to, the Company's deferred compensation plan and 401(k) plan, any life, insurance, medical, health, and accident or disability plan and any vacation or automobile program or policy, if any, in which the Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program; (ii) continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis previously existing;

               1.6.e. the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement.

               1.6.f. any other breach by the Company of any material provision of this Agreement.


Executive's right to terminate the Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness.

          1.7. Measurement Date means the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, or (b) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Executive's employment with the Company terminates within 12 months following the Change in Control Date. "Term" shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2010; provided, however, that on January 1, 2011 and each January 1, thereafter, the Term shall be automatically extended for one additional year unless, not later than six months prior to the scheduled expiration of the Term (including any extension thereof), the Company shall have given the Executive written notice that the Term will not be extended.

3. Employment Status; Not an Employment Contract. Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee and that this Agreement does not prevent Executive from terminating employment at any time; provided, however, this Agreement does set forth the amounts payable and benefits to be provided to Executive in the event of a termination of Executive's employment under the circumstances described hereunder.

4. Compensation Upon Termination Without a Change in Control Having Occurred. Upon termination of Executive's employment during the Term of Agreement absent a Change in Control, Executive shall be entitled to the following benefits:

          4.1. Termination by the Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, without a Change in Control having occurred, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:

               4.1.a. any accrued and unpaid wages;

               4.1.b. reimbursement for any and all monies advanced or expenses incurred in connection with Executive's employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

               4.1.c. any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans then in effect;

               4.1.d. as provided under any benefit or equity plan or program (the foregoing items in Sections 4.1.a through 4.1.d being collectively referred to as the "Accrued Compensation").

          4.2. Termination by the Company for Disability or By Reason of Death. If Executive's employment is terminated by the Company for Disability or by reason of Executive's death, without a Change in Control having occurred, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and provide the following benefits:

               4.2.a. to the extent not already paid, an amount equal to the bonus or incentive award otherwise payable to Executive with respect to the fiscal year immediately prior to the fiscal year in which Executive's date of termination of employment (the "Date of Termination") occurs; provided, however, that any requirement as to continued service after the end of the performance year shall be deemed met and the amount shall be payable in a lump sum, calculated as if all performance target and goals (if applicable) had been fully met by Executive and the Company at the "target" level, as applicable, for such fiscal year (a "Prior Year Bonus");

               4.2.b. an amount equal to the bonus or incentive award that Executive would have been entitled to receive in respect of the fiscal year in which Executive's Date of Termination occurs, had Executive continued in employment until the end of such fiscal year and met any other service-related requirements with respect to such award, which amount shall be payable in a lump sum, calculated as if all performance targets and goals (if applicable) had been fully met at the "target" level by the Company and by Executive, as applicable, for such fiscal year, multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365 (a "Pro Rata Bonus");

               4.2.c. Executive's entitlement to any other compensation or benefits hereunder shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

          4.3. Compensation upon Termination Without Cause or for Good Reason. If the Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason without a Change in Control having occurred, then the Executive shall be entitled to the Accrued Compensation as well as to the following benefits:

               4.3.a. the Company shall pay to the Executive in a lump sum cash within 30 days after the Date of Termination the aggregate following amounts:

               4.3.a.i. a Prior Year Bonus, if applicable, and a Pro Rata Bonus; and

               4.3.a.ii.      the amount equal to the sum of (x) the Executive's
                              annual base salary and (y) the lesser of (i) the average of the bonuses paid under the Annual
                              Incentive Program for the five prior payouts (or such shorter period of time during which Executive was eligible for the Annual Incentive Program at the participation level applicable upon the Termination Date) or (ii) the Executive's Target
                              Bonus (as defined in the Annual Incentive Program) for the year during which the Date of Termination occurs.

               4.3.b. to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive's termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, (a "Company Plan") provided, however, that the Company shall not be required to pay (a) severance benefits, or (b) any other duplicate benefit under such a Company Plan (such other amounts and benefits, as are payable hereunder shall be hereinafter referred to as the "Other Benefits").

5. Change in Control.

          5.1. Stock Acceleration. If the Change in Control Date occurs during the Term, then, effective upon the Change in Control Date, (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and the shares underlying the option will no longer be subject to a right of repurchase by the Company and (b) each outstanding restricted stock award or other unvested equity compensation rights shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.

          5.2. Notice Requirement. Any termination of employment in connection with a Change in Control must meet the requirements of Section 14.

          5.3. Termination by the Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or Disability or by Executive without

Good Reason, after, or in contemplation of, a Change in Control, the Company shall pay Executive the applicable Accrued Compensation.

          5.4. Termination by the Company for Disability or By Reason of Death. If Executive's employment is terminated by the Company for Disability or by reason of Executive's death, after a Change in Control has occurred, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and provide the following benefits:

               5.4.a. a Prior Year Bonus, if applicable, and a Pro Rata Bonus;
     and

               5.4.b. the Other Benefits.

          5.5. Compensation upon Termination Without Cause or for Good Reason following a Change in Control. If the Executive's employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason, in contemplation of a Change of Control or within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:

               5.5.a. the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

               5.5.a.i.       the Accrued Obligations;

               5.5.a.ii.      a Prior Year Bonus, if applicable, and a Pro Rata
                              Bonus; and

               5.5.a.iii.     the amount equal to (a) two multiplied by the sum
                              of (x) the Executive's annual base salary in effect as of the Measurement Date and (y) the higher of (i) the average of the bonuses paid under the Annual Incentive Program for the five prior payouts (or such shorter period of time during which Executive was eligible for the Annual
                              Incentive Program at the participation level applicable upon the Change in Control Date) or
                              (ii) the Executive's Target Bonus (as defined in the Annual Incentive Program) for the year during which the Change in Control Date occurs.

               5.5.b. for one year after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide medical, dental and life insurance, retirement (including 401(k) match) benefits, executive health benefits, executive allowance and other benefits to the Executive and the Executive's family at least equal to those which would have been provided to them if the Executive's employment had not been terminated, in accordance with the applicable medical, dental and life insurance Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and the Executive's family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that (A) if the terms of any benefit plan do not permit continued participation therein by a former employee, then an equitable arrangement shall be made by the Company (such as a substitute or alternative plan) or a cash payment to provide as substantially equivalent a benefit as is reasonably possible and (B) if the Executive becomes reemployed with another employer and is eligible to receive a health or welfare (e.g., medical insurance) benefit from such employer on terms at least as favorable to the Executive and the Executive's family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and the Executive's family; and

               5.5.c. the Other Benefits.

          5.6. Miscellaneous.

               5.6.a. In the event that the Executive dies while employed by the Company, the Date of Termination shall be the date of the Executive's death and in the event that the Company determines to terminate the Executive on account of Cause, the Date of Termination shall be date determined by the Company, in its sole discretion. In the event the Company fails to satisfy the requirements of this Agreement regarding a Notice of Termination, the purported termination of the Executive's employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

               5.6.b. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive's or the Company's rights HEREUNDER.

               5.6.c. Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

          5.7. Taxes.

               5.7.a. If the acceleration of the vesting and exercisability of stock options or equity awards, together with payments and other benefits of the Executive (collectively, the "Payment") (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 5.7 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then such Payment shall be either
     (1) provided to Executive in full, or (2) provided to Executive as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof):(A) reduction of cash payments; (B) cancellation of accelerated vesting of options and other equity awards; and (C) reduction of other benefits paid to Executive. If acceleration of vesting is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant (i.e., the earliest granted equity award cancelled last) unless Executive elects in writing a different order for cancellation.

               5.7.b. A national accounting firm with no current significant business relationship with the Company shall perform the calculations referenced to in this Section 5.7. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. For purposes of making the calculations required by this Section 5.7, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the accounting firm such information and documents as the accounting firm may reasonably request in order to make such a determination.

               5.7.c. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6. Outplacement Services. In the event the Executive is terminated by the Company (other than for Cause, Disability or death), or the Executive terminates employment for Good Reason, the Company shall provide outplacement services through one or more outside firms of the Executive's choosing up to an aggregate of $20,000, with such services to extend until the earlier of (i) 12 months following the termination of the Executive's employment or (ii) the date the Executive secures full time employment.

7. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise. Further, except as provided in Section 5.5.b the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

8. Release of Claims bv Executive. The Executive shall not be entitled to any payments or other benefits hereunder unless the Executive executes and, if applicable, does not revoke, a full and complete release and separation agreement in a form substantially similar to the form attached hereto as Attachment A, except that the Company may revise such form in the Company's discretion to reflect the requirements of applicable anti-discrimination laws.

9. Confidentiality. Executive agrees as follows:

          9.1. That his services to the Company are of a special, unique and extraordinary character, and that his position places him in a position of confidence and trust with the Company's customers and employees. Executive also recognizes that his position with the Company will give him substantial access to Confidential Information (as that term is defined below), the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Executive recognizes, therefore, that it is in the Company's legitimate business interest to restrict his use of Confidential Information for any purposes other than the discharge of his employment duties at the Company, and to limit any potential appropriation of Confidential Information by him for the benefit of the Company's competitors and to the detriment of the Company. Accordingly, Executive agrees as follows:

               9.1.a. During and after Executive's employment by the Company, Executive will not disclose to any other person or company, nor use for his own personal benefit, except as may be necessary in the performance of his duties as an employee of the Company, any Confidential Information disclosed to him or of which he becomes aware by reason of his employment or association with the Company.

               9.1.b. The term "Confidential Information" means any and all data and information relating to the business of the Company (whether or not it constitutes a trade secret), which is or has been disclosed to Executive or of which Executive became aware as a consequence of his employment or relationship with the Company, and which has value to the Company and is not generally known by its competitors, including but not limited to information relating to experimental and research work of the Company, the Company's methods, processes, tools, machinery, formulas, drawings or appliances, and the financial or business affairs of the Company relating to services, customers, customer lists, employees or employees' compensation, projections, plans, development, accounting and marketing studies or analyses. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by the Company (except where such public disclosure has been made by Executive or some other person without authorization), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful and legitimate means. Confidential Information shall also not be deemed to be public merely because individual portions of the information have been separately made public, but shall be deemed public only if all material features comprises such information have been made public in combination. Further, this Section 9.1 shall not be construed to mean that Executive is precluded from using his/her skills or knowledge in gainful employment (or self-employment).

               9.1.c. Executive agrees that upon the termination of his employment with the Company, Executive will not take with him or retain without written authorization any documents, files or other property of the Company, and Executive will return promptly to the Company any such documents, files or property in his possession or custody. In connection with this Agreement, Executive recognizes that all documents, files and property which Executive has received and will receive from the Company, including but not limited to customer lists, handbooks, memoranda, policy manuals, product specifications, and other materials (with the exception of documents relating to benefits to which Executive might be entitled following the termination of his employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive's employment with the Company.

10. Intellectual Property. Executive will communicate to the Company any and all novel ideas, concepts, inventions, processes, and improvements, patentable or unpatentable, made or conceived by him, either solely or jointly with others, from the time of entering the Company's employ until Executive leaves, along the line of the Company's business, or resulting from or suggested by any work which Executive may do for the Company, or at its request, and Executive will, at all times during his employment with the Company and after his termination for any reason, assist the Company in every proper way (at the Company's expense), to obtain for the Company's own benefit patents for any or all of these ideas, concepts, inventions, processes and improvements in the United States and any and all foreign countries, if patentable, by executing and delivering to the Company any and all applications, assignments, and other instruments, by giving evidence and testimony, and by executing and delivering to the Company all drawings, blueprints, notes, and specifications deemed necessary by the Company in order to apply for and obtain patents in the United States or foreign countries for such ideas, concepts, inventions, processes and improvements, and Executive does hereby assign and will assign and convey to the Company his entire right, title and interest in and to all such ideas, concepts, inventions, processes, and improvements, and all patent applications and patents thereon. Executive further agrees to conduct himself as described above after leaving the Company's employment as to all ideas, concepts, inventions, processes and improvements conceived or disclosed while with the Company (collectively,

"Intellectual Property").

11. Non-Solicitation.

          11.1. Executive further covenants and agrees that during his employment by the Company and for the period of one (1) year thereafter (this post termination obligation being applicable only to the extent Executive receives benefits under 4.3ai, 4.3aii, 5.5aii or 5.5aiii hereof), Executive will not, except with the prior written consent of the Board, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, or promise employment or a service contract to any person who is an employee of the Company, by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise; provided, however, that it shall not be a violation of this provision if any employee of Company responds to a general advertisement of a position and Executive does not participate in the recruiting, screening or hiring decision with respect to such an employee.

          11.2. Executive covenants and agrees that during his employment by the Company and for a period of one (1) year thereafter (this post termination obligation being applicable only to the extent Executive receives benefits under 4.3ai, 4.3aii, 5.5aii or 5.5aiii hereof), Executive will not, except with the prior written consent of the Board, manage, operate, or control as an officer, partner, principal, consultant or otherwise or use or permit his name to be used in connection with, the operations of any business or enterprise in any country or geographic region for which Executive was responsible during the last year of his employment at the Company to the extent such operations manufacture, market or sell products competitive to those manufactured, marketed or sold by the through the efforts of the Executive in such country or geographic region; it being acknowledged and agreed this provision does not prohibit or limit the Executive from acting in any capacity at, with or for a company having operations which are competitive with those of Company, so long as Executive does not act in any capacity with respect to those competitive operations in violation of this provision.

12. Enforcement.

          12.1. Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 9, 10 and 11 of this Agreement are fair and reasonable, and that such restrictions are intended solely to protect the legitimate interests of the Company, rather than to prevent Executive from earning a livelihood. Executive recognizes that the Company competes throughout the United States, and that Executive's access to Confidential Information makes it necessary for the Company to restrict Executive's post-employment activities in any market in which the Company competes, and in which Executive's access to Confidential Information and other proprietary information could be used to the detriment of the Company. In the event that any restriction set forth in this Agreement is determined to be overbroad with respect to scope, time or geographical coverage, Executive agrees that such a restriction or restrictions should be modified and narrowed, either by a court or by the Company, so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

          12.2. Because the Executive's services are unique and because the Executive has access to Confidential Information and Intellectual Property, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement or the Executive engaging in conduct constituting Cause. Therefore, in the event of a breach or threatened breach of this Agreement or if the Executive engages in any other conduct that constitutes Cause, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

          12.3. In addition to the remedies available to the Company under
Section 12.2 above, the Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unpaid or deferred amounts owed to Executive, or exercise or vesting in equity awards, under this Agreement or otherwise, if the Executive engages in any conduct that constitutes Cause. In the event the Executive engages in conduct that constitutes Cause prior to, or during the six months after, any payment or delivery pursuant to this Agreement or otherwise or the vesting or exercise of any equity rights, such payment, delivery, exercise or vesting may be rescinded by the Company within two years thereafter. In the event of any such rescission, the Executive shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded payment, delivery, exercise or vesting, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Executive by the Company.

          12.4. The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive further understands that the Company would not enter into this Agreement but for the covenants contained in Sections 9, 10, and 11 of this Agreement, and the provisions of Sections 9, 10 and 11 of this Agreement are reasonable and necessary to preserve the business of the Company.

          12.5. Executive agrees that if the Company fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of any subsequent breach by Executive of the same or any other provision, agreement or covenant.

          12.6. Executive hereby states that he has read this Agreement in its entirety, that Executive has been given an opportunity to consider the Agreement and discuss it with the attorney of his choice, and that Executive enters into this Agreement voluntarily and intending to be legally bound.

13. Disputes.

          13.1. Settlement of Disputes; Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services ("JAMS") and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five available arbitrators and an arbitrator will be selected from such five-member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive's employment or Executive's termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive's compensation, employment, or Executive's termination. The parties further agree that arbitration as provided for in this
Section is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in Orange County, California. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators.

14. Successors.

          14.1. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

          14.2. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive's family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          14.3. Notice Requirement. Any termination of the Executive's employment by the Company (other than due to the death of the Executive) shall be communicated by a written notice to the Executive hereto (the "Notice of Termination"). Any Notice of termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). For purposes of this Agreement, the effective date of an employment termination (the "Date of Termination") shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 90 days or more than 120 days after the date of delivery of such Notice of Termination), except in the case of a termination due to the Executive's death or on account of the Company terminating the Executive for Cause, in which case the Date of Termination can be immediate.

          14.4. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 3300 Hyland Ave, Costa Mesa, CA 92626 and to the Executive at the Executive's principal residence as currently reflected on the Company's records (or to such other addresses as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

15. Miscellaneous.

          15.1. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          15.2. Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

          15.3. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to conflicts of law principles.

          15.4. Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

          15.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

          15.6. Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law .

          15.7. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties; whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including any offer letter executed by the Company and counter-signed by Executive.

          15.8. Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.


VALEANT PHARMACEUTICALS INTERNATIONAL





By:
   -------------------------------------------

Title:
      ----------------------------------------








EXECUTIVE


Signed:
       ---------------------------------------

                                  ATTACHMENT A


                     SEVERANCE AGREEMENT AND GENERAL RELEASE


          Valeant Pharmaceuticals International (the "Company") has agreed that, in return for my signing this Release Agreement (the "Agreement"), the Company will provide me with the severance benefits described in the Executive Severance Agreement dated as of _____________ between the Company and me (the "Executive Agreement"). I understand that I am not entitled to these severance benefits unless I sign this Agreement. I understand that, regardless of whether I sign this Agreement, the Company will pay me any accrued salary and vacation to which I am entitled by law. In consideration for the severance benefits I am receiving under this Agreement:


          (1) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents from any and all claims, liabilities, or obligations of every kind, but only to the extent (a) actually known by me or, if unknown, are of such a nature that a prudent person acting under similar circumstances would know of such claims; and (b) arising at any time prior to and through the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; and claims for any form of equity or compensation. In releasing claims potentially unknown to me at present, I acknowledge that I have understood and waived all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction. California Civil Code Section 1542 provides as follows: " A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


          (2) I acknowledge that I am knowingly and voluntarily waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I was already entitled and provided to me in order to obtain a full release of all claims, including claims for age discrimination. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier);
(d) I have seven (7) days following the execution of this Agreement to revoke the Agreement as to only any claim I may have for age discrimination under the ADEA by providing written notice to the head of the Company's Human Resources department which is received by 5:00 p.m. on the seventh day following my execution of this Agreement (I acknowledge that I do not have a right to revocation with respect to any other claims); and (e) this Agreement will be effective upon my execution of it, but that no severance benefits will be owed to me any sooner than the eighth day following my execution of this Agreement. I further acknowledge that 90% of the benefits provided to me by this Agreement are for the release of any potential claim for age discrimination I may have under the ADEA.


          (3) Notwithstanding anything herein to the contrary, I am not releasing: (a) any claims that relate to my right to enforce this Agreement or the Executive Agreement, (b) my rights of indemnification and directors and officers liability insurance coverage (or replacements therefor) to which I was entitled immediately prior to the date of this Agreement with regard to my service on behalf of the Company and its affiliates (including, without limitation, under Section 13(d) of the Executive Employment Agreement); (c) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (d) my rights under the provisions of the Executive Agreement which are intended to survive the termination of my employment; or (e) my rights as a stockholder.

                                      * * *


          This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of all known and unknown claims against the Company. I acknowledge and understand that certain provisions in my Executive Agreement are intended to and do survive the termination of my employment and the execution of this Agreement. I am not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company and approved by the Company's Board of Directors.



UNDERSTOOD AND AGREED:


-------------------------------------       ----------------------
                                            Date


-------------------------------------       ----------------------
Valeant Pharmaceuticals International       Date